Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated October 6, 2015

Relating to Preliminary Prospectus dated July 13, 2015

Registration No. 333-205003

BIOCARDIA

ARM Partnering Presentation

October 7, 2015

Disclaimer Regarding Forward-Looking Statements

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the results from ongoing clinical trials, the regulatory approval of the company’s products, the ability of the company to have those products reimbursed once improved, or the ability of the company to hire and retain management and employees. Any statements that are not historical fact (including, but not limited to, statements that contain word such as “will”, “believes”, “plans”, “anticipates”, “expects”, “estimates”) should also be considered to be forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

BIOCARDIA

Free Writing Prospectus Legend

BioCardia, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-624-1179. The above information supplements and updates the information contained in the preliminary prospectus.

To review a filed copy of our current registration statement, click on the following link: https://www.sec.gov/Archives/edgar/data/1635886/000119312515251337/d8 92635ds1a.htm

BIOCARDIA

BioCardia Strengths

■ From concept to pivotal heart failure trial on less than $40M

■ Only Phase III heart failure cell therapy program we are aware of with:

➢ Blinded randomized placebo controlled Phase II

➢ Companion diagnostic

➢ PMA CBER regulatory pathway

■ Only company we are aware of that has sponsored head to head clinical trials of leading cell types to confirm strategy in heart failure

■ Leading intramyocardial biotherapeutic delivery system

➢ 275 patients treated to date; used in TEN sponsored and partnered clinical trials:

CARDIAMP**, EXCELLENT**, TRIDENT*, RECARDIO*, TACHFT, TABMMI, POSEIDON, Helix ALSTER I, STOP-HF 1 & 2

➢ Published safety, efficiency, and easy of use experience

■ >10,000 cardiovascular patients treated with BioCardia USA and EU approved interventional products (Morph products)

* Ongoing ** No patients yet treated

BIOCARDIA

BioCardia's cell therapy programs and enabling device platforms

	Preclinical	Phase I	Phase II	Phase III	STATUS
CardiAMP™ in Heart Failure with Potency Assay					*Enrolling first patient in a Phase III pivotal trial in 2015*
CardiAMP™ in Sub-Acute Myocardial Infarction					*Nine patients treated to date in physician sponsored Phase I trial*
CardiALLO™ in Heart Failure					*IND for a Phase II trial in 2016*
CardiALLO™ in Sub-Acute Myocardial Infarction					*Two studies completed*

COMPLETED

	Feasibility	Preclinical	Clinical	Approval EU	Approval USA
CardiAMP™ Cell Processing Platform+‡				✓	✓
Helix™ Transendocardial Biotherapeutic Delivery System				✓	
Morph® Universal Deflectable Guide Catheters*				✓	✓
Morph® Access Pro Sheaths				✓	✓

‡ Investigational for cardiac indications.
+Caution: Investigational Device. Limited by United States Law to investigational use.
**Note: all models may not be at same stage.*

COMPLETED ✓ *APPROVED*

BioCardia
5

CardiAMP cell therapy in heart failure, a novel and rapid treatment



Pre-procedure
Marrow Potency Assay
Proprietary biomarker panel qualifies patient
Post-procedure
Patient leaves hospital same or next day
1 Cell Collection
Small amount of marrow obtained from iliac crest
~ 15 minutes
CardiAMP™
~60 to 90 minute procedure
3 Delivery
CardiAMP cells infused using Helix™ system
~15 to 30 minutes
2 Cell Processing
Proprietary dosage prepared at point of care
~ 15 minutes

Initiating FDA accepted Phase III pivotal trial, anticipate topline data 2018

BIOCARDIA
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CardiAMP: Pre-procedure Marrow Potency Assay

Proprietary biomarker panel analysis at core lab qualifies patients most responsive to therapy and significantly reduce the cost of autologous cell therapy

Biomarkers from BioCardia trials and scientific literature are shown to correlate independently to responsiveness to therapy

Score of 1 to 3 derived from five biomarkers measured in the bone marrow aspirate taken 4 to 45 days before the procedure

Assay performed in core lab for trial and in central diagnostic lab for commercial

One of our markers is CD34+ cells as measured by flow cytometry

CD45 PE

104

103

102

101

100

13.25%

82.36%

0.44%

3.96%

100 101 102 103 104

Estimated effective CD34+ cell dosage from leading trials

CD34 cell dosage (000s)

1200

1000

800

600

400

200

0

Positive trial

Negative trial

CardiAMP assay threshold in HF

Repair AMI 2006

Late Time AMI 2011

TimeAMI 2012

FOCUS HF 2011

BM CMI 2009

Preserve AMI 2014

FOCUS HF 2012

ACT34 CMI 2011

CardiAMP HF Ph I 2011

CardiAMP HF Ph II 2013

CardiAMP HF Ph III

Modified from Wong et al : International Conference on Cell Therapy for Cardiovascular Disease 2014

BIOCARDIA

CardiAMP Procedure Step 1: Cell Collection

The clinician draws ~60cc of bone marrow from the iliac crest (hip bone)

The procedure is performed under local anesthesia and conscious sedation and takes approximately 15 minutes

Bone Marrow Mononuclear Cells

Endothelial Progenitor Cells

Mesenchymal Stem Cells

1 Loffredo FS et al Stem Cell. 2011;8:389-98.

BIOCARDIA

CardiAMP Procedure Step 2: Cell Processing

The CardiAMP cell processing platform prepares the proprietary dosage form at point of care by concentrating the nucleated cells in the bone marrow sample uses approved technology exclusively licensed from Biomet Biologics.

The system includes a single-use, sterile, disposable separation tube that includes a density tuned dual buoy separation system designed for the isolation and concentration of nucleated cells

Cells are processed while the patient is prepared for cell delivery and takes approximately 15 minutes in a closed system

BIOCARDIA

CardiaAMP TM System

for cell therapy

CE

Cell Poor Plasma

Nucleated Cell Concentrate

Red Blood Cells

BIOCARDIA

CardiAMP Procedure Step 3: Delivery

Cells infused using Helix™ system to patients heart

CardiAMP cells are injected into the heart tissue using our proprietary Helix biotherapeutic delivery system by a cardiologist in a procedure taking approximately 15 to 30 minutes.

Morph

Helix

CardiAMP Cells

Helix is available for partnering with other biotherapeutic programs.

BIOCARDIA

CardiAMP: Phase I Trial Design and Results

20 Ischemic Heart Failure Patients EF<40%

NYHA Class I, II, and III

20 patients @ 100M BMC* cells

No control arm

Cells were prepared and counted for CD34+ content. Cells delivered at up to 10 peri-infarct sites using the Helix system

Two-dimensional transthoracic echocardiography, 24h Holter, and exercise tolerance time (ETT) were performed at baseline and follow-ups over two years

Results showed excellent safety with no treatment emergent major adverse events, improvements in heart function (below left) & ETT relative to baseline, and mortality relative to historical controls

Ejection Fraction (%)

TABMMI (All 20 patients at 2YR) TABMMI (1st 10 patients at 5YR)

55.0

50.0

45.0

40.0

35.0

30.0

Baseline 1W 6M 12M 24M 5YR

Cumulative Survival

1.2

1

0.8

0.6

0.4

0.2

0

0 1 2 3 4 5

TABMMI (1st 10 patients)

TABMMI (All 20 patients)

Cumulative survival From Varela-Roman et al. (2005)

Years

*BMC: bone marrow mononuclear cells

De la Fuente et al, Eurointevention 2011.

BIOCARDIA

CardiAMP: Phase II Trial Design

Patients Randomized into Two Autologous Cell Trials: BMC* and MSC**

68 Ischemic Heart Failure Patients EF<50% NYHA Class I, II, and III

--CardiAMP ARM--

4 Patients dose escalation

100M to 200M BMC

10 Patients PBS Placebo

20 Patients 200M BMC

4 Patients dose escalation 100M to 200M MSC

10 Patients PBS Placebo

20 Patients 200M MSC

Endpoints:

Primary was safety: 30 day treatment emergent Major Adverse Cardiac Events

Secondary efficacy : Six minute walk, Minnesota Living with Heart Failure Questionnaire (MLHFQ), peak oxygen consumption, New York heart association class and imaging modalities of magnetic resonance imaging, computer tomography, two-dimensional transthoracic echocardiography were performed at baseline and follow-up

*BMC: bone marrow mononuclear cells **MSC: mesenchymal stem cells

BIOCARDIA

CardiAMP: Phase II Results

- CardiAMP cells met the primary safety endpoint with no treatment related major adverse cardiac events at 30 days
- Cells were associated with statistically and clinically significant improvements in functional capacity as measured by the six minute walk test and improvements in quality of life as measured by the MLHFQ, when compared with placebo at 12 month follow-up as detailed below

Secondary Efficacy Endpoints	Active (Mean)	Placebo (Mean)	Treat. Difference	Favors CardiAMP	P-value
6 minute walk (meters)	+14.3	-42.0	+56.3	✓	0.049
Minnesota living with HF questionnaire	-7.7	+9.7	-17.4	✓	0.038
Maximum Oxygen Use (mL/kg·min)	+0.16	-0.870	+1.03	✓	0.321 NS*
NY Heart Association Class	-0.42	-0.25	-0.17	✓	0.638 NS
LV End Systolic Volume (ml)	+3.2	+47.2	-44	✓	0.129 NS
LV End Diastolic Volume (ml)	+4.5	+51.2	-46.7	✓	0.149 NS
LV Ejection Fraction (%)	+0.97	-2.38	+3.35	✓	0.252 NS

*NS: not significant

Wong Po Foo et al 2015.

BIOCARDIA
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CardiAMP: Phase II Trial Results from TAC-HFT - BMC

Change in functional capacity as measured by six minute walk distance at 12 months (meters)

Six Minute Walk Distance Better

Distance (Meters)

500 450 400 350 300

Better

BMC

Worse

Placebo

Baseline

12 Months

Improved functional capacity

Treatment vs. placebo at 12M: +56.3 m, p=0.049, error bars denote SEM.

Change in quality of life as measured by Minnesota living with heart failure questionnaire (points)

Minnesota Living with Heart Falure Questionaire

Score (points)

65 55 45 35 25 15

Better

BMC

Worse

Placebo

Baseline

12 Months

Improved Quality of Life

Treatment vs. placebo at 12M: -17.4 pts, p=0.038, error bars denote SEM.

BIOCARDIA

Wong Po Foo et al 2015.

CardiAMP: Phase III Trial Design – Replicating Phase II Success

250 Ischemic Heart Failure Patients

20% EF 40%

NYHA Class II and III

CardiAMP Potency Assay Score of 3

150 Patients @200M Cells

100 Patients SHAM

Changes from Phase II are NYHA Class I patients are eliminated and potency assay is implemented to enhance response to therapy

Primary endpoint:

Superiority with respect to functional capacity as measured by six minute walk test at one-year post-procedure (efficacy) ; achieved in Phase II

Secondary hierarchical endpoints will have p values and will be on labelling if achieved:

Non-inferiority with respect to survival (safety)

Non-inferiority with respect to MACE (safety) Achieved in Phase II

Superiority with regard to quality of life as measured by the MLHFQ

Time to first heart failure (HF)-related major adverse cardiac events (efficacy)

Superiority with respect to survival (efficacy)

BIOCARDIA

Current Phase III Programs in Cell Therapy for Heart Failure

VALUE PROPOSITIONS	BioCardia CARDIAMP	Teva/ Mesoblast REVASCOR	Celyad C-CURE
Cells	Patients own cells, provided in one time therapy in 60 minutes	Someone else's cells, provided in one time therapy over two hours	Patients own cells, harvested, cultured, and delivered weeks later
Patients treated to date with results presented	43	45	22
Trials to date	2 : Phase I Open Label, Phase II Placebo Controlled	1: Phase I/II Sham control, dose escalation	1: Phase I/II Open label
Expected Regulatory pathway	PMA (one trial)	BLA (two trials)	BLA (two trials)
Number of patients expected in pivotal trial	1 X 250	Two trials: 1165 Initial 500 confirmatory	2 x 240
Pivotal Trial Endpoint	Functional capacity as measured by six minute walk	Time to major adverse cardiac event	Functional capacity as measured by six minute walk
Companion diagnostic for patient selection	Yes	No	No

CardiAMP development strategy advantages over peers:

- Superior paracrine release from less manipulated autologous cells[1]
- Companion diagnostic to select patients for responsiveness to therapy
- PMA Approval pathway through CBER requires one pivotal trial
- Expect to be first to the U.S. market in Q1 2019

BIOCARDIA

1 Loffredo FS et al Stem Cell. 2011;8:389-98.

16

BIOCARDIA

www.BioCardia.com

Contact:

Peter Altman

CEO

BioCardia, Inc.

paltman@biocardia.com

650-226-0120